Exhibit 3.2

BYLAWS

OF

NSTAR

Section 1.  DECLARATION OF TRUST

1.1

Declaration of Trust.  References herein to the Declaration of Trust shall apply to the Declaration of Trust establishing NSTAR (the "Company"), dated April 20, 1999, as the same shall be amended from time to time.  These Bylaws and all matters concerning the conduct and regulation of the business and affairs of the Company shall be subject to such provisions in regard thereto, if any, as are set forth in the Declaration of Trust as from time to time in effect.

Section 2.  TRUSTEES

2.1.  Nominations.  Nominations for the election of Trustees at an annual meeting may be made by the Trustees or a committee appointed by the Trustees or by any Shareholder entitled to vote generally in the election of Trustees; however, any Shareholder entitled to vote generally in the election of Trustees may nominate one or more persons for election as Trustees at an annual meeting only if written notice of such Shareholder’s intent to make such nomination or nominations has been given, postage prepaid, to the clerk not later than forty-five days prior to the anniversary of the date of the immediately preceding annual meeting.  Each such notice shall set forth: (a) the name and address of the Shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the Shareholder is a holder of record of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the Shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the Shareholder; (d) such other information regarding each nominee proposed by such Shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; (e) the consent of each nominee to serve as a Trustee if so elected and (f) a statement whether such person, if elected, intends to tender, promptly following such person’s election or re-election, an irrevocable resignation effective upon such person’s failure to receive the required vote for re-election at the next meeting at which such person would face re-election and upon acceptance of such resignation by the Trustees, in accordance with the  Trustees’ Policy on Trustee Elections as set forth in the NSTAR Board of Trustees Guidelines on Significant Corporate Governance Issues.  The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

2.2   Action by Trustees.  The action of the Trustees in respect of any matter shall be by vote passed by the Trustees at a meeting or by a written vote without a meeting (with or without notice to the other Trustees) signed by at least a majority of the Trustees.

2.3. Regular Meetings.  Regular meetings of the Trustees may be held at such places and at such times as the Trustees may by vote from time to time determine, and if so determined no notice thereof need be given, provided, however, that notice of the first regular meeting following any such determination shall be given to absent Trustees.  A regular meeting of the Trustees may be held without notice immediately after and at the same place as the annual meeting of the Shareholders or a special meeting of the Shareholders held in lieu of such annual meeting.

2.4.  Special Meetings.  A special meeting of the Trustees may be held at any time and at any place when called by the chairman, president, clerk or three or more Trustees, by giving to each of the Trustees reasonable notice thereof.

2.5.  Notice.  Without implied limitation, a notice thereof, mailed prepaid, addressed to any Trustee, at his or her usual address, and posted in the City of Boston, or where the principal office of the Company is situated, at least forty-eight (48) hours before such meeting, or a notice given by telephone or telefax at least twenty-four (24) hours before such meeting, shall be deemed sufficient notice to such Trustee, whether the same be received by him or her or not.  It shall not be necessary to give notice of any such meeting to any Trustee who is present at the meeting, or who executes, before or after the meeting, a written waiver of such notice; and if under the foregoing provisions there is no Trustee to whom notice of a meeting need be given, such meeting may be held without call at any time and at any place.

2.6.  Minutes of Meetings.  The Trustees shall cause to be kept minutes of all meetings of the Trustees and minutes of all meetings of the Shareholders, and all such minutes, if signed or certified by the clerk or any assistant or temporary clerk, shall be conclusive evidence of the matters therein stated.

2.7.  Presence Through Communications Equipment.  Unless otherwise prohibited by law, members of the Trustees may participate in a meeting by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time and participation by such means shall constitute presence in person at a meeting.

2.8.   Committees.  The Trustees shall, by a vote of the majority of the Trustees then in office, elect from their number an executive committee which shall include the chairman of the Trustees, if any, and the president, and which shall have and exercise all powers of the Trustees which may lawfully be delegated in the intervals between the meetings of the Trustees.  The Trustees may also from time to time appoint such other committees, consisting of one or more Trustees, as the Trustees may determine, and such committees shall have such powers as shall be specified by vote of the Trustees.  Except as the Trustees may otherwise determine, any such committee may make rules for the conduct of its business, but unless otherwise provided by the Trustees or such rules, its business shall be conducted as nearly as may be in the same manner as is provided by the Declaration of Trust for the conduct of business by the Trustees.

Section 3.  OFFICERS AND AGENTS

3.1.  Enumeration; Qualification.  The officers of the Company shall be a president, a treasurer and a clerk and any other officers, including a chairman of the Trustees, as the Trustees may from time to time in their discretion elect or appoint.  The Trustees may likewise from time to time appoint or employ or authorize the appointment or employment of agents, employees or representatives of the Company, may fix their compensation, term of employment, duties and powers, or authorize the same to be fixed, and may remove them or terminate their employment or authorize the same to be done.  The clerk shall be a resident of Massachusetts unless the Company has a resident agent appointed for the purpose of service of process.  Any action taken and any obligations entered into by such officers or agents on behalf of the Company pursuant to authority granted to them shall be binding upon the Trust estate. The Trustees may fix the compensation and duties and powers of the officers or authorize the same to be fixed.  Any officer may be but need not be a Shareholder or Trustee and any two or more offices may be held by the same person.  Any officer may be required by the Trustees to give bond for the faithful performance of his or her duties to the Company in such amounts and with such sureties as the Trustees may determine.

3.2  Resignation and Removals.  Any officer may resign at any time by delivering his or her resignation in writing to the chairman of the Trustees, if any, the president, the treasurer or the clerk or to a meeting of the Trustees.  Such resignation shall be effective upon its receipt unless specified to be effective at some other time.  The Trustees may remove any officer elected or appointed by them with or without cause by the vote of a majority of the Trustees then in office.  An officer may be removed for cause only after reasonable notice and opportunity to be heard before the Trustees.  Except where a right to receive compensation shall be expressly provided in a duly authorized written agreement with the Company, no officer resigning or removed shall have any right to any compensation as such officer for any period following his or her resignation or removal, or any right to damages on account of such removal, whether his or her compensation be by the month or by the year or otherwise, unless  the Trustees shall in their discretion provide for compensation.

3.3.  Powers.    Subject to law, to the Declaration of Trust, and the other provisions of these Bylaws, unless and until the Trustees otherwise determine, the several officers shall have the authority and perform the duties usually incident to their respective offices in the case of corporations and such other duties and powers as the Trustees may from time to time designation.

3.4.  Election.  The chairman of the Trustees, if any, and the president, treasurer and clerk shall be elected annually by the Trustees at their first meeting following the annual meeting of the

Shareholders.  Other officers, if any, may be elected or appointed by the Trustees at said meeting or at any other time.  If the office of the president or the treasurer or clerk becomes vacant, the Trustees may elect a successor by vote of a majority of the Trustees then in office.  If the office of any other officer becomes vacant, the Trustees may elect a successor by vote of a majority of the Trustees present. Each such successor shall hold office until his or her successor is chosen and qualified, or until such officer sooner dies, resigns, is removed or becomes disqualified.

3.5.  Tenure.   The chairman of the trustees, the president, the treasurer and the clerk shall continue in office until the first meeting of the Trustees following the next succeeding annual meeting of the Shareholders or the special meeting of the Shareholders held in lieu of such annual meeting, and until his or her successor, if any, is chosen and qualified, and other officers shall hold office until any such officer sooner dies, resigns, is removed or becomes disqualified.  Each agent shall retain his or her authority at the pleasure of the Trustees.

3.6.  Chief Executive Officer, Chairman of the Trustees, President and Vice Presidents.  The Trustees shall designate either the chairman of the Trustees or the president as the chief executive officer of the Company who shall have general charge and supervision of the business of the Company, subject to the control of the Trustees.

The president, if not designated as the chief executive officer, and any vice presidents shall have the duties and powers as shall be designated by the Trustees from time to time or by the chief executive officer of the Company.

3.7.  Treasurer and Assistant Treasurers.  Except as the Trustees shall otherwise determine, the treasurer shall be in charge of the Company's funds and valuable papers, books of account and accounting records and shall have such other duties and powers as may be designated from time to time by the Trustees or by the chief executive officer of the Company.

Any assistant treasurer shall have such duties and powers as shall be designated from time to time by the Trustees or the chief executive officer of the Company.

3.8.  Clerk and Assistant Clerks.  The clerk shall record all proceedings of the Shareholders in a book or series of books to be kept therefor, which book or books shall be kept in the principal office of the Company or at the office of its transfer agent or of its clerk and shall be open at all reasonable times to the inspection of any Shareholder.  In the absence of the clerk from any meeting of Shareholders, an assistant clerk, or if there be none or the assistant clerk be absent, a temporary clerk chosen at the meeting, shall record the proceedings thereof in the aforesaid book.  Unless a transfer agent has been appointed, the clerk shall keep or cause to be kept the stock and transfer records of the Company, which shall contain the names and record addresses of all the Shareholders and the amount of stock held by each.  The clerk shall keep a true record of the proceedings of all meetings of the Trustees and in the clerk's absence from any such meeting an assistant clerk, or if there be none or the assistant clerk is absent, a temporary clerk chosen at the meeting, shall record the proceedings thereof.

Any assistant clerk shall have such duties and powers as shall be designated from time to time by the Trustees or the chief executive officer of the Company.

Section 4.  CAPITAL STOCK

4.1.  Stock Certificates. Every Shareholder shall be entitled to receive a certificate or certificates specifying the number and kind of shares held by such Shareholder, with such description, if any, as may be necessary to distinguish them from other shares to which different rights are attached.  Such certificates shall be signed by the chairman, the president or a vice president and by the treasurer or an assistant treasurer of the Company and countersigned by the transfer agent, if any, and registered by or on behalf of the Trustees or by a registrar, if any, and a notation of such registration shall be endorsed thereon.  Such signatures may be facsimiles if the certificate is signed by a transfer agent or by a registrar other than a Trustee, officer or employee of the Company.  Even though any officer who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer before such certificate is issued, such certificate may nevertheless be issued by the Company.

Notwithstanding the foregoing, in lieu of issuing share certificates, the Trustees or the transfer agent may either issue receipts therefor or keep accounts upon the books of the Company for the record holders of such shares, who shall in either case be deemed, for all purposes hereunder, to be the holders of certificates for such shares as if they had accepted such certificates and shall be held to have expressly assented and agreed to the terms hereof.

4.2.  Lost, Stolen or Destroyed Share Certificates.  In the event the Trustees authorized the issuance of share certificates, subject to Section 4.1, a new certificate may be issued to replace any certificate previously issued, on satisfactory evidence that the certificate previously issued has been worn out, mutilated, lost or destroyed and on such terms, if any, as to indemnity and otherwise, as the Trustees shall deem proper.

Section 5.  COMMON SEAL

The seal of the Company shall, subject to alteration by the Trustees, consist of a flat-faced circular die with the word "Massachusetts," together with the name of the trust and its year of organization, cut or engraved thereon.

Section 6.  EXECUTION OF PAPERS

Except as the Trustees may generally or in particular cases authorize the execution thereof in some other manner, all deeds, leases, transfers, contracts, bonds, notes, checks, drafts, and other obligations made, accepted or endorsed on behalf of the Company shall be signed by the chairman of the Trustees, if any, or by the president or by one or more of the vice presidents or the treasurer.

Section 7.  FISCAL YEAR

Until the Trustees shall change it, the fiscal year shall end on the last day of December in each year.

Section 8.  CONTROL SHARE ACQUISITIONS

The provisions of Massachusetts General Laws Chapter 110D as in effect from time to time shall not apply to control share acquisitions of the Company.

Section 9.  AMENDMENTS

These Bylaws may be altered, amended or repealed by vote of the majority of the Trustees then in office, except with respect to any provision which by law or by a provision of the Declaration of Trust requires action by the Shareholders.